Exhibit 99

UTC REPORTS SECOND QUARTER EPS GROWTH OF 14 PERCENT ON 5 PERCENT HIGHER REVENUES; RAISES 2010 EPS GUIDANCE

HARTFORD, Conn., July 21, 2010 – United Technologies Corp. (NYSE:UTX) today reported second quarter 2010 earnings per share of $1.20 and net income attributable to common shareowners of $1.1 billion, both up 14 percent over the year ago second quarter. Results for the current quarter include a net charge of $0.12 per share for restructuring and one time items. Earnings per share in the year ago quarter included a net charge of $0.16 for restructuring and a one time item. Before these charges, earnings per share increased 9 percent year over year. Currency hedges, net of translation, at Pratt & Whitney Canada contributed $0.03 to the earnings per share increase.

Revenues of $13.9 billion for the quarter were 5 percent above prior year, including 4 points of organic growth and 1 point of net acquisitions. Segment operating margin at 14.6 percent was 160 basis points higher than prior year. Adjusted for restructuring and one time items, segment operating margin of 15.7 percent was 80 basis points higher than prior year. Cash flow from operations was $1.4 billion and, after capital expenditures of $155 million, exceeded net income attributable to common shareowners.

“UTC’s results this quarter reflect strong execution in an improved end market environment,” said Louis Chênevert, UTC Chairman & Chief Executive Officer. “The return of revenue growth, combined with our cost reduction actions, led to solid earnings growth. Our relentless focus on cost drove the segment operating margin to a record high.”

“Based on the strong first half performance and continuing improvement in order rates, we are increasing our 2010 earnings per share guidance to a range of $4.60 to $4.70, up from $4.50 to $4.65. Earnings per share is now expected to grow 12 to 14 percent over 2009 on revenues of $54 billion,” Chênevert added. This range still includes $0.20 of net charges for anticipated restructuring and one time items.

New equipment orders at Otis were up 12 percent over the year ago second quarter, including favorable foreign exchange of 1 point. Commercial HVAC new equipment orders grew 6 percent (including favorable foreign exchange 1 point) and Carrier Transicold’s organic orders were up 39 percent. Commercial spares orders at Pratt & Whitney’s large engine business grew 8 percent and at Hamilton Sundstrand were up 7 percent over the year ago second quarter.

“Cash generation remains strong and working capital performance improved both sequentially and from the second quarter last year. We continue to expect cash flow from operations less capital expenditures to meet or exceed net income attributable to common shareowners for the year,” Chênevert said. “With year to date share repurchases already over $1.1 billion, we now expect share repurchases for the year to be around $2 billion, up from our prior guidance of $1.5 billion.”

Acquisition spend was $260 million in the quarter and $2.4 billion year to date. UTC continues to anticipate that acquisition spend for the year will be around $3 billion.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

This release includes “forward looking statements” concerning expected revenue, earnings, cash flow, share repurchases, restructuring; anticipated benefits of UTC’s diversification, cost reduction efforts and business model; and other matters that are subject to risks and uncertainties. These statements often contain words such as “expect”, “anticipate”, “plan”, “estimate”, “believe”, “will”, “should”, “see”, “guidance” and similar terms. Important uncertainties that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the severity and duration of global recessionary conditions, including limited availability of credit; the impact of volatility and deterioration in financial markets on overall levels of economic activity; declines in end market demand in construction and in both the commercial and defense segments of the aerospace industry; fluctuation in foreign currency exchange rates, commodity prices, interest rates, and the impact of weather conditions; and company specific items including the impact of further deterioration or extended weakness in global economic conditions on demand for our products and services, the financial strength of customers and suppliers and on levels of air travel; financial difficulties, including bankruptcy, of commercial airlines; the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

UTC-IR

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United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(Millions, except per share amounts)	2010	2009	2010	2009

Revenues	$13,890	$13,196	$25,981	$25,445

Costs and Expenses:
Cost of products and services sold	10,015	9,601	18,747	18,708
Research and development	459	384	856	793
Selling, general and administrative	1,491	1,574	2,915	3,057

Operating Profit	1,925	1,637	3,463	2,887
Interest expense	192	177	378	352

Income before income taxes	1,733	1,460	3,085	2,535
Income tax expense	521	394	926	670

Net income	1,212	1,066	2,159	1,865
Less: Noncontrolling interest in subsidiaries’ earnings	102	90	183	167

Net income attributable to common shareowners	$1,110	$976	$1,976	$1,698

Earnings Per Share of Common Stock:
Basic	$1.22	$1.06	$2.17	$1.85
Diluted	$1.20	$1.05	$2.13	$1.83

Weighted average number of shares outstanding:
Basic shares	910	919	912	919
Diluted shares	925	929	927	927

As described on the following pages, consolidated results for the quarters and six months ended June 30, 2010 and 2009 include non-recurring items, restructuring and other costs.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(Millions)	2010	2009	2010	2009

Revenues
Otis	$2,837	$2,952	$5,569	$5,617
Carrier	3,124	3,100	5,564	5,587
UTC Fire & Security	1,619	1,330	3,038	2,616
Pratt & Whitney	3,298	3,111	6,190	6,291
Hamilton Sundstrand	1,387	1,402	2,728	2,783
Sikorsky	1,691	1,389	3,057	2,723

Segment Revenues	13,956	13,284	26,146	25,617
Eliminations and other	(66)	(88)	(165)	(172)

Consolidated Revenues	$13,890	$13,196	$25,981	$25,445

Operating Profit
Otis	$641	$631	$1,237	$1,137
Carrier	333	260	472	282
UTC Fire & Security	168	55	291	148
Pratt & Whitney	522	467	958	903
Hamilton Sundstrand	204	187	425	379
Sikorsky	169	133	314	249

Segment Operating Profit	2,037	1,733	3,697	3,098
Eliminations and other	(19)	(7)	(64)	(44)
General corporate expenses	(93)	(89)	(170)	(167)

Consolidated Operating Profit	$1,925	$1,637	$3,463	$2,887

Segment Operating Profit Margin
Otis	22.6%	21.4%	22.2%	20.2%
Carrier	10.7%	8.4%	8.5%	5.0%
UTC Fire & Security	10.4%	4.1%	9.6%	5.7%
Pratt & Whitney	15.8%	15.0%	15.5%	14.4%
Hamilton Sundstrand	14.7%	13.3%	15.6%	13.6%
Sikorsky	10.0%	9.6%	10.3%	9.1%

Segment Operating Profit Margin	14.6%	13.0%	14.1%	12.1%

As described on the following pages, consolidated results for the quarters and six months ended June 30, 2010 and 2009 include non-recurring items, restructuring and other costs.

United Technologies Corporation

Restructuring and Other Costs

Consolidated operating profit for the quarters and six months ended June 30, 2010 and 2009 includes restructuring and other costs as follows:

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(Millions)	2010	2009	2010	2009

Otis	$17	$57	$28	$79
Carrier[1]	15	55	33	96
UTC Fire & Security	19	86	29	100
Pratt & Whitney	9	56	35	120
Hamilton Sundstrand	7	37	9	56
Sikorsky	7	7	7	7
Eliminations and other[2]	11	1	11	3
General corporate expenses	—	2	—	3

Total Restructuring and Other Costs[1]	$85	$301	$152	$464

[1]

Approximately $1 million and $12 million of the total amount of restructuring and other costs incurred in the quarters ended March 31, 2010 and June 30, 2009, respectively, resides in other income, net which is reflected within revenues.

[2]	Amount incurred in the quarter ended June 30, 2010 reflects the impact of a curtailment of our domestic pension plans.

Non-Recurring Items

Consolidated results for the quarters and six months ended June 30, 2010 and 2009 includes the following non-recurring items:

Q2-2010

Carrier: Approximately $47 million net charge resulting from dispositions associated with Carrier’s ongoing portfolio transformation. Included in this net charge is an approximately $58 million asset impairment charge associated with the expected disposition of a business, partially offset by an approximately $11 million gain on the sale of another business.

Hamilton Sundstrand: Approximately $28 million of asset impairment charges. These charges relate primarily to the expected disposition of an aerospace business as part of Hamilton Sundstrand’s ongoing low cost sourcing initiatives.

Eliminations and other: Favorable pretax interest adjustment of approximately $24 million associated with the resolution of an uncertain temporary tax item in the quarter.

Q2-2009

Otis: Approximately $52 million non-cash, non-taxable gain recognized on the remeasurement to fair value of a previously held equity interest in a joint venture resulting from the purchase of a controlling interest.

Q1-2009

Income tax expense: Favorable tax impact of approximately $25 million related to the formation of a commercial venture.

The following page provides segment revenues, operating profits and operating profit margins as adjusted for restructuring and other costs, and the aforementioned non-recurring items. Management believes these adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying businesses. The amount and timing of restructuring and other costs and non-recurring activity can vary substantially from period to period with no assurances of comparable activity or amounts being incurred in future periods. The amount of restructuring and other costs in 2009 was significantly in excess of that incurred in prior years as well as the levels expected to be incurred in 2010 and reflected the severity of the global recession. These amounts have therefore been adjusted out in the following schedule in order to provide a more representative comparison of current year operating performance to prior year performance.

United Technologies Corporation

Segment Revenues and Operating Profit Adjusted for Restructuring and Other Costs and Non-Recurring Items (as reflected on the previous page)

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(Millions)	2010	2009	2010	2009
Adjusted Revenues
Otis	$2,837	$2,900	$5,569	$5,565
Carrier	3,113	3,112	5,554	5,599
UTC Fire & Security	1,619	1,330	3,038	2,616
Pratt & Whitney	3,298	3,111	6,190	6,291
Hamilton Sundstrand	1,387	1,402	2,728	2,783
Sikorsky	1,691	1,389	3,057	2,723

Adjusted Segment Revenues	13,945	13,244	26,136	25,577
Eliminations and other	(90)	(88)	(189)	(172)

Adjusted Consolidated Revenues	$13,855	$13,156	$25,947	$25,405

Adjusted Operating Profit
Otis	$658	$636	$1,265	$1,164
Carrier	395	315	552	378
UTC Fire & Security	187	141	320	248
Pratt & Whitney	531	523	993	1,023
Hamilton Sundstrand	239	224	462	435
Sikorsky	176	140	321	256

Adjusted Segment Operating Profit	2,186	1,979	3,913	3,504
Eliminations and other	(32)	(6)	(77)	(41)
General corporate expenses	(93)	(87)	(170)	(164)

Adjusted Consolidated Operating Profit	$2,061	$1,886	$3,666	$3,299

Adjusted Segment Operating Profit Margin
Otis	23.2%	21.9%	22.7%	20.9%
Carrier	12.7%	10.1%	9.9%	6.8%
UTC Fire & Security	11.6%	10.6%	10.5%	9.5%
Pratt & Whitney	16.1%	16.8%	16.0%	16.3%
Hamilton Sundstrand	17.2%	16.0%	16.9%	15.6%
Sikorsky	10.4%	10.1%	10.5%	9.4%

Adjusted Segment Operating Profit Margin	15.7%	14.9%	15.0%	13.7%

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	June 30, 2010 (Unaudited)	December 31, 2009 (Unaudited)

Assets
Cash and cash equivalents	$4,997	$4,449
Accounts receivable, net	8,881	8,469
Inventories and contracts in progress, net	8,083	7,509
Other assets, current	2,440	2,767

Total Current Assets	24,401	23,194

Fixed assets, net	6,090	6,364
Goodwill	16,914	16,298
Intangible assets, net	3,899	3,538
Other assets	7,039	6,368

Total Assets	$58,343	$55,762

Liabilities and Equity
Short-term debt	$2,026	$1,487
Accounts payable	5,057	4,634
Accrued liabilities	11,679	11,792

Total Current Liabilities	18,762	17,913

Long-term debt	10,039	8,257
Other long-term liabilities	8,316	8,204

Total Liabilities	37,117	34,374

Redeemable noncontrolling interest	311	389
Shareowners’ Equity:
Common Stock	12,033	11,565
Treasury Stock	(16,431)	(15,408)
Retained earnings	28,569	27,396
Accumulated other comprehensive loss	(4,238)	(3,487)

Total Shareowners’ Equity	19,933	20,066
Noncontrolling interest	982	933

Total Equity	20,915	20,999

Total Liabilities and Equity	$58,343	$55,762

Debt Ratios:
Debt to total capitalization	37%	32%
Net debt to net capitalization	25%	20%

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(Millions)	2010	2009	2010	2009

Operating Activities:
Net income attributable to common shareowners	$1,110	$976	$1,976	$1,698
Noncontrolling interest in subsidiaries’ earnings	102	90	183	167

Net income	1,212	1,066	2,159	1,865
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	339	303	666	609
Deferred income tax (benefit) provision	(69)	9	(128)	23
Stock compensation cost	43	44	88	78
Change in working capital	(203)	522	(397)	(196)
Global pension contributions*	(219)	(428)	(261)	(451)
Other operating activities, net	297	24	427	97

Net cash flows provided by operating activities	1,400	1,540	2,554	2,025

Investing Activities:
Capital expenditures	(155)	(173)	(302)	(340)
Acquisitions and dispositions of businesses, net	(169)	(31)	(2,236)	(153)
Other investing activities, net	89	(102)	179	(34)

Net cash flows used in investing activities	(235)	(306)	(2,359)	(527)

Financing Activities:
Increase (decrease) in borrowings, net	108	(31)	2,280	(628)
Dividends paid on Common Stock	(371)	(340)	(744)	(679)
Repurchase of Common Stock	(650)	(150)	(1,150)	(350)
Other financing activities, net	—	(55)	19	(128)

Net cash flows (used in) provided by financing activities	(913)	(576)	405	(1,785)

Effect of foreign exchange rate changes on cash and cash equivalents	(43)	86	(52)	(24)

Net increase (decrease) in cash and cash equivalents	209	744	548	(311)

Cash and cash equivalents, beginning of period	4,788	3,272	4,449	4,327

Cash and cash equivalents, end of period	$4,997	$4,016	$4,997	$4,016

*	Non-cash activities include contributions of UTC Common Stock of $250 million to domestic defined benefit pension plans in the second quarter of 2010.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended June 30, (Unaudited)
(Millions)	2010		2009

Net income attributable to common shareowners	$1,110		$976
Noncontrolling interest in subsidiaries’ earnings	102		90

Net income	1,212		1,066

Depreciation and amortization	339		303
Change in working capital	(203)		522
Other operating activities, net	52		(351)

Net cash flows provided by operating activities	1,400		1,540
Net cash flows provided by operating activities as a percentage of net income attributable to common shareowners		126%		158%
Capital expenditures	(155)		(173)

Capital expenditures as a percentage of net income attributable to common shareowners		(14)%		(18)%

Free cash flow	$1,245		$1,367

Free cash flow as a percentage of net income attributable to common shareowners		112%		140%

	Six Months Ended June 30, (Unaudited)
(Millions)	2010		2009

Net income attributable to common shareowners	$1,976		$1,698
Noncontrolling interest in subsidiaries’ earnings	183		167

Net income	2,159		1,865

Depreciation and amortization	666		609
Change in working capital	(397)		(196)
Other operating activities, net	126		(253)

Net cash flows provided by operating activities	2,554		2,025
Net cash flows provided by operating activities as a percentage of net income attributable to common shareowners		129%		119%
Capital expenditures	(302)		(340)

Capital expenditures as a percentage of net income attributable to common shareowners		(15)%		(20)%

Free cash flow	$2,252		$1,685

Free cash flow as a percentage of net income attributable to common shareowners		114%		99%

Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by the Corporation. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Corporation’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Corporation’s Common Stock and distribution of earnings to shareholders. Others that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities, prepared in accordance with Generally Accepted Accounting Principles, to free cash flow is above.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic revenue growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring items that are not included within organic revenue growth in 2010 include an approximately $11 million gain on the sale of a business associated with Carrier’s ongoing portfolio transformation and a favorable pretax interest adjustment of approximately $24 million associated with the resolution of an uncertain temporary tax item. Not included within organic revenue growth for 2009 is a non-recurring item of approximately $52 million related to a non-cash, non-taxable gain recognized on the remeasurement to fair value of a previously held equity interest in a joint venture as a result of the purchase of a controlling interest.